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                                                                    EXHIBIT 23.2

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Primary Access Corporation:

    The audits referred to in our report dated November 4, 1994, included the related financial statement schedule as of October 2, 1994 and October 3, 1993, and for the fifty-two weeks ended October 2, 1994, the fifty-three weeks ended October 3, 1993, and the fifty-two weeks ended September 27, 1992, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

    Our report dated November 4, 1994 refers to a change in the method of accounting for income taxes in 1994.

                                          /s/ KPMG Peat Marwick LLP

San Diego, California

May 24, 1995